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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NO.: 000-24245


                               BOC Financial Corp.
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             (Exact name of registrant as specified in its charter)


             107 South Central Avenue, Landis, North Carolina 28088
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   (Address and telephone number of registrant's principal executive offices)


                     Common Stock, par value $1.00 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                       N/A

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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an "X" in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   _X_       Rule 12h-3(b)(1)(i)   ___
       Rule 12g-4(a)(1)(ii)  ___       Rule 12h-3(b)(1)(ii)  ___
       Rule 12g-4(a)(2)(i)   ___       Rule 12h-3(b)(2)(i)   ___
       Rule 12g-4(a)(2)(ii)  ___       Rule 12h-3(b)(2)(ii)  ___
                                       Rule 15d-6            ___

Approximate number of holders of record as of the certification or notice date:
  Zero (0)

Pursuant to the requirements of the Securities Exchange Act of 1934, Bank of the Carolinas, as successor by merger to BOC Financial Corp., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    January 2, 2002               By:  /s/ Robert E. Marziano
                                           -------------------------------------
                                           Robert E. Marziano
                                           President and Chief Executive Officer